EXHIBIT 10.14

LICENSE AGREEMENT

between

HARRISON 160, LLC,

as Licensor,

and

BRIGHTMAIL INCORPORATED,

as Licensee

dated as of November 13, 2003

- i -

Basic License Terms

1	Parties

Data Center Operator: 365 The Main Exchange, Inc. 365 Main Street San Francisco, California 94105 Contact: Chris Dolan 415-764-1601	Licensee: Brightmail, Inc.

Licensor: Harrison 160, LLC	Address of Licensee: 301 Howard Street, Suite 1800 San Francisco, CA 94105

Address of Licensor: Union Property Capital, Inc. 353 Sacramento Street, Suite 560 San Francisco, California 94111 With a copy to: Chris Dolan 365 Main Street San Francisco, California 94105	Licensee Contact: Eric Stromberg

Licensor Contacts: Martin B. Dalton 415-989-8846 Chris Dolan 415-764-1601 JP Balajadia 415-359-4481	Guarantor:

2	License Term

Base Term:	1 years
Optional Term:	2 — 1 year options
Early Access Date:
Commencement Date:	14 business days from the date here of

3	License Area Requirements

Building Address:

365 Main Street

San Francisco, California 94105

Description	Units	Non-recurring charge/unit		Recurring charge/unit	Non-recurring charges	Recurring charges
License Area (collocation) Square Feet:	280		$—	$—	$—	$
License Area (office) Square Feet:	0		$—	$—	$—	$
Rack/Cabinet Quantity:	14		$1,100.00	$440.00	Free Promotion		$6,160.00
Security Cage:	1		$1,950.00	$—	Free Promotion		$—
Cable Management (MDF to Rack):	0		$60.00	$—	Free Promotion		$—
		$		Subtotal:			$6,160.00

4	Electrical Charges

Power Billing Option (select one): Lump Sum MRC Billing:	Actual Usage MRC Billing: ☒

Description	Units	Non-recurring charge/unit	Recurring charge/ unit	Non-recurring charges	Recurring charges
20A, 120V	62	$400.00	Billed on Actual	$24,800.00	Billed on Actual
30A, 208V	4	$450.00	Billed on Actual	$1,800.00	Billed on Actual
Plug Strip	0	$—	$—	$—	$—
Rack/Cabinet Grounding	14	$75.00	$—	$1,050.00	$—
Circuit Level Monitoring	66	25.00	$—	Free Promotion	$—
			Subtotal:	$27,650.00	$—

5	Cross Connect Charges

Description	Units	Non-recurring charge/unit	Recurring charge/unit	Non-recurring charges	Recurring charges
POTS	1	$—	$50.00	$—	$50.00
Cat. 5/T-1	4	$—	$100.00	$—	$400.00
DS3	0	$—	$150.00	$—	$—
OC - x (Fiber)	0	$—	$200.00	$—	$—
Custom	0	$—	$—	$—	$—
			Subtotal:	$—	$450.00

6	Additional Products and Feature Charges

Description	Units	Non-recurring charge/unit	Recurring charge/unit	Non-recurring charges	Recurring charges
IP Bandwidth	0	$—	$—	$—	$—
Bursting (Billed on 95th %, 20% prem.)	0	$—	$—	$—	$—
Riser Access	0	$—	$—	$—	$—
Storage	0	$—	$—	$—	$—
Roof Equipment	0	$—	$—	$—	$—
Security Card Reader (licensee cage)	0	$—	$—	$—	$—
Security Camera (licensee cage)	0	$—	$—	$—	$—
			Subtotal:	$—	$—

7	Grand Total

Description	Units	Non-recurring charge/unit	Recurring charge/unit	Non-recurring charges	Recurring charges
Total extension of all Charges:				$27,650.00	$6,610.00
Promotional Discount: (1-Months Free Rent plus the above already discounted NRC				$(6,610.00)
Security Deposit:				$6,610.00
Subtotal:				$27,650.00	$6,610.00
TOTAL AMOUNT DUE AT INCEPTION (Includes NRC, Security Deposit and One Month License frees):					$34,260.00

8	Permitted Use

9	Commitment Levels

a.	Electrical Power: Licensor shall provide electricity to the License Area without interruption, provided that Licensor’s liability for any failure to do so shall be limited to Licensee’s remedies set forth below in this Section 9(a) of these Basic License Terms and in Section 13.4 of this Agreement (pursuant to which Licensee has the right to terminate this Agreement within sixty (60) days of any failure of Licensor to provide the Basic Capacity or the Additional Capacity as required under this Agreement). In the event of any power outage for reasons other than Licensee actions or omissions, Licensee shall be entitled to an abatement of one day’s License Fee for each hour that delivery of electricity to the License Area is disrupted during any twenty-four (24) hour period, provided in no event shall the License Fees be abated for a period longer than thirty (30) days. Except as otherwise expressly provided in the previous sentence, Licensor shall not in any way be liable or responsible to Licensee for any loss, damage or expense which Licensee may sustain or incur as a result of the unavailability of or interruption in the supply of electric current to the License Area or a change in the quantity or character or nature of such current and such unavailability shall not constitute an actual or constructive eviction, in whole or in part, or entitle Licensee to any abatement or diminution of or relieve Licensee from any of its obligations under this License Agreement, or impose any liability upon Licensor or its agents, by reason of inconvenience or annoyance to or interruption of Licensee’s business, or otherwise. This Section 9(a) of these Basic License Terms shall not limit Licensee’s right to terminate this Agreement pursuant to Section 13.4 of this Agreement in connection with any failure by Licensor to provide Basic Capacity or Additional Capacity as required under this Agreement, provided, however, that Licensee shall not be entitled to any abatement of License Fees in connection with any such termination.

b.	Environmental Control: Licensor shall maintain conditions in the License Area as follows: (i) the relative humidity shall be maintained between 47.5% ambient and 52.5% ambient, and (ii) the temperature shall not exceed 78° Fahrenheit ambient. In the event that Licensor shall fail to maintain conditions as described above, Licensor shall make the necessary adjustments to obtain the conditions set forth herein within one (1) hour of receiving notice of such failure to maintain such conditions, but, except as specifically stated in these Commitment Levels, shall not in any way be liable or responsible to Licensee for any loss, damage or expense which Licensee may sustain or incur as a result of Licensor’s failure to maintain such conditions if the cause of such failure was not within Licensor’s reasonable control.

In the event that Licensor shall have failed to maintain conditions in the License Area as described in this Section 9(b) of these Basic License Terms more than twice in any ninety (90) day period, Licensee shall have the right to terminate this Agreement in accordance with Section 13.4 hereof.

c.	Work Order Request: Subject to any other provisions of this Agreement which may limit or impair the availability of the following items or place conditions on the availability of such items, Licensor shall implement Licensee’s requests for the following work order items within the time periods designated below following fully executed work order:

Type of Work Order	Time Period
Increase Electrical Capacity	Qty: 1-10 - Five (5) days
(20 amp - 120V circuit)	Qty: 11-20 - Ten (10) days
Qty: 21 + - agreed upon work order
Install Cross connects	24 Hours from approved work order
Security Access Badges	Three (3) days

Licensee shall submit a work order for any such requested change in accordance with the provisions of this Agreement and the Policies and Procedures. If Licensor determines in its reasonable commercial judgment that Licensor has failed lo meet the work order commitment, Licensee shall receive a credit equal to 50% of Licensor’s standard charge for the service with respect to which this commitment has not been met. In the event that Licensor shall have failed l o act upon a work order request within the applicable time period set forth above more than twice in any ninety (90) day period, Licensee shall have the right lo terminate this Agreement in accordance with Section 13.4 hereof.

d.	Preparation of License Area: Licensor shall use commercially reasonable efforts to make the License Area available to Licensee in the condition required under this Agreement and these Basic License Terms on or prior to the commencement of the Term as described in Section 2 of this Agreement. In the event Licensor fails to do so, Licensee shall be entitled to an abatement of one day’s License Fee for each day of Licensor’s delay in making the License Area available to Licensee, up to a maximum of thirty (30) days; provided, however, that this provision with respect to preparation of the License Area shall not apply if (i) Licensee has given Licensor incorrect or incomplete information with respect to the configuration of the License Area, which incorrect or incomplete information is the primary reason for Licensor’s delay in preparing the License Area, (ii) Licensee has altered or modified the requested configuration of the License Area after submission of such information to Licensor and acceptance thereby, and such alteration or modification is the primary reason for Licensor’s delay in preparing the License Area, or (iii) Licensee has requested that Licensor configure the License Area in accordance with specification Building. This Section 9(d) of these Basic License Terms shall not limit Licensee’s right to terminate this Agreement pursuant to Section 13.4 of this Agreement; provided, however, that Licensee shall not be entitled to any abatement of Licensee Fees in connection with any such termination.

e.	Remote Hands: Licensor or its independent contractor shall respond to a request for “Remote Hands” as described in the table below. Licensor’s or its independent contractor’s response time in connection with such a request shall be measured from the time Licensor or its independent contractor receives and logs Licensee’s request with all necessary information requested by Licensor or its independent contractor until a representative of Licensor or its independent contractor first calls Licensee in response to such request. In the event Licensor or its independent contractor fails to satisfy the Remote Hands commitment, Licensee shall be entitled to an abatement of one day’s License Fee for each failed occurrence. In the event that Licensor shall have failed to comply with the applicable response times set forth below more than twice in any ninety (90) day period, Licensee shall have the right to terminate this Agreement in accordance with Section 13.4 hereof.

Response Table (Schedule 1

Severity	Alarm Description	Meaning	Generic Response	NOC “Target” Response Time	Field Staff “Target” Response Time
1	Critical	Site Down	Immediate	15 minutes	15 minutes
2	Major	Degrading Performance	ASAP	30 minutes	15 minutes
3	Minor	Required Maintenance	Normal	Next Business Day	As advised by NOC

f.	Any abatement of License Fess or other credit permitted pursuant to these Basic License Terms shall be subject to the following conditions:

1)	The failure of Licensor to satisfy the applicable commitment level shall not have been caused in whole or in part by any scheduled maintenance events, unavoidable delay, Licensee actions or inactions, Licensee-supplied power or equipment, actions or inactions of any third party excluding any third party directly involved in the operation and maintenance of the Building or any of Licensor’s agents, representatives or contractors, but including, without limitation, Licensee’s end users, third party network providers, traffic exchange points controlled by third parties, any power, equipment or services provided by third parties, or an event of force majeure.

2)	Licensee must notify Licensor within thirty (30) days from the time Licensee becomes eligible to receive an abatement of License Fees or any other credit pursuant to these Basic License Terms. Licensee shall forfeit any right to receive such an abatement of License Fees or other credit if Licensee fails to timely notify Licensor. In addition, Licensee shall not be entitled to abatement of any License Fees if Licensee elects to terminate this Agreement pursuant to Section 13.4.

3)	If Licensee is entitled to multiple credits or abatement of License Fees for multiple reasons under these Basic License Terms, such credits or abatement of License Fees shall be limited to a maximum of thirty (30) days’ License Fees.

4)	In no event shall Licensee be entitled to a credit or abatement of License Fees if Licensee is in default under this Agreement and has received from Licensor a notice of such default or has otherwise failed to materially comply with the Policies and Procedures.

These Basic License Terms shall not be binding upon Licensor and Licensee until such time as the parties have agreed to and executed a License Agreement into which this summary of Basic License Terms shall be incorporated.

LICENSOR: Harrison 160, LLC a California Liability Company		LICENSEE:

By:	/s/ Illegible	By:	/s/ Mike Irwin

Print Name: Illegible		Print Name: Mike Irwin
Date Signed: 11/17/03		Date Signed: 14 Nov 2003

License Terms and Conditions

These License Terms and Conditions together with any schedules and exhibits attached hereto and the immediately preceding summary of Basic License Terms (the “Basic License Terms”) when taken together comprise the “License Agreement” or “Agreement” between 160 Harrison, LLC, a California limited liability company (“Licensor”), and the licensee identified in the Basic License Terms (the “Licensee”).

1.	Grant of License.

Licensor hereby grants Licensee the right during the Term of this Agreement to install, maintain and operate certain telecommunications and computing equipment as determined by Licensee in its sole discretion (the “Equipment”) within the space designated on Exhibit A attached hereto (the “License Area”) within the building commonly known as 365 Main Street, San Francisco, California 94105 (the “Building”). Licensor shall not be obligated to provide any telecommunications services or managed services to Licensee under this Agreement. Licensee acknowledges and agrees that any services to be provided by Licensor hereunder in connection with the Equipment or the License Area may be performed by an independent contractor or contractors on behalf of Licensor so long as such services are performed in accordance with the terms and conditions of this Agreement and Licensor is not released from its obligations hereunder with respect to such services.

2.	Term.

The term of this Agreement shall be the term shown on the Basic License Terms (the “Term”), unless this Agreement is sooner terminated in accordance with Section 13.1 below, and shall commence on or before the date that is fourteen (14) business days after the later of (i) the execution of this Agreement by each of the parties hereto, and (ii) Licensor’s receipt of plans and specifications reasonably acceptable to Licensor for the work described on Exhibit A. Within ten (10) days after written request from Licensor, Licensee shall execute and return to Licensor an acknowledgment of the commencement date of the term of this Agreement.

3.	Policies and Procedures, Access and Security

The Policies and Procedures of the Building in effect as of the date hereof are attached hereto as Exhibit B (the “Policies and Procedures”). Licensor reserves the right, from time to time, to adopt additional Policies and Procedures and to amend the Policies and Procedures then in effect. Licensee and Licensee’s Representatives (as defined in Section 4.1 (c) below) shall comply in all material respects with the Policies and Procedures, as so supplemented or amended. Notwithstanding the foregoing, if any such supplement or amendment of the Policies and Procedures materially adversely affects the operations of Licensee and Licensee provides to Licensor within thirty (30) days of Licensee’s receipt of such supplement or amendment a detailed written description of Licensee’s objections and the basis therefor together with an explanation of the material adverse impact on Licensee’s operations, the parties hereto shall negotiate such supplement or amendment in good faith, and the portion of the supplement or amendment to which Licensee timely objected shall not be applicable to Licensee until such time as Licensee and Licensor shall have mutually agreed on its applicability to Licensee. Nothing contained in this Agreement shall be construed to impose upon Licensor any duty or obligation to enforce the Policies and Procedures or terms, covenants or conditions in any other lease or license against any other lessee or licensee, and Licensor shall not be liable to Licensee for violation of the same by any other lessee or licensee, its employees, agents, visitors or licensees. If there shall be any inconsistencies between this Agreement and the Policies and by the Policies and Procedures, .the provisions of this Agreement shall prevail. Access to the Building and the License Area is governed by the Policies and Procedures.

4.	Use; Hazardous Materials; Compliance with Laws; Inspection.

4.1 Use.

(a) Licensee shall use and occupy the License Area only for the use set forth in the Basic License Terms, and for no other purpose. Licensee shall not use or keep in the License Area any Hazardous Materials other than those specifically approved by Licensor in writing and permitted to be used under local governing code and ordinances in the operation of Licensee’s business that are used and stored in compliance with Legal Requirements (as defined in Section 4.2(a) below). As used herein, the term “Hazardous Materials” means and includes any flammable, explosive, or radioactive materials or hazardous, toxic or dangerous wastes, substances or related materials or any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any federal, state, county, regional or local authority or which, even if not so regulated, may or could pose a hazard to the health and safety of occupants of the Building or Of property adjacent to the Building, including, but not limited to, asbestos, PCBs, petroleum products and by-products, substances defined or listed as “hazardous substances” or “toxic substances” or similarly identified in, pursuant to, or for purposes of, the California Solid Waste Management, Resource Recovery and Recycling Act (California Government Code Section 66700 et seq.), the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et Seq.), Section 25117 or Section 25316 of the California Health & Safety Code; and any so-called “Superfund” or “Superlien” law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material; or any substances or mixture regulated under the Toxic Substance Control Act of 1976, as now or hereafter amended (15 U.S.C. Section 2601 et seq.); and any “toxic pollutant” under the Clean Water Act, as now or hereafter amended (33 U.S.C. Section 1251 et seq.); and any hazardous air pollutant under the Clean Air Act, as now or hereafter amended (42 U.S.C. Section 7901 et seq.), provided, however, that Licensee may engage in the safe and lawful use and storage of quantities of office supplies including copier toner, cleaning supplies and other such substances customarily used in offices or colocation spaces. Licensee’s violation of this Section 4.1 (a) will be grounds for termination of this Agreement by Licensor in Licensor’s sole and absolute discretion if Licensee has not cured such violation within five (5) business days after receipt by Licensee of Licensor’s written notice of such violation.

(b) Licensee shall not place a load upon any area of the License Area, which load either exceeds the floor load per square foot that such area is designed to carry or violates Legal Requirements. Pursuant to Building specifications, the designated loads per square foot are: (i) two thousand (2000) pounds with respect to any raised floor, and (ii) two hundred fifty (250) pounds with respect to areas other than a raised floor.

(c) Licensee’s Indemnification. Licensee agrees to indemnify, defend and hold harmless Licensor, its successors and assigns, and its and their trustees, beneficiaries, directors, officers, shareholders, members, managers, employees, agents, and partners from all costs, expenses, damages, liabilities, claims, fines, penalties, interest, judgments, and losses of any kind, including, without limitation, reasonable attorneys’ fees and costs, arising from or in any way related to Licensee’s or Licensee’s officers, employees, contractors, representatives, affiliates, assignees, sublicensees, agents, invitees, and any trespassers on the License Area (collectively, “Licensee’s Representatives”) handling of Hazardous Materials during the Term or violation of any of the provisions of this Agreement pertaining to Hazardous Materials (collectively, “Environmental Losses”), including consequential damages, damages for personal or bodily injury, property damage, damage to natural resources occurring on or off the License Area, encumbrances, liens, costs and expenses of investigations, monitoring, clean up, removal or remediation of Hazardous Materials, defense costs of any claims (whether or not such claim is ultimately defeated), good faith settlements, reasonable attorneys’ fees and costs, and losses attributable to the diminution of value, loss or use or adverse effects on marketability or use of any portion of the License Area, whether or not such Environmental Losses are contingent or otherwise, matured or unmatured, foreseeable or unforeseeable. The foregoing indemnity shall not apply to (i) conditions caused by Hazardous Materials existing in, on or under the Building prior to the term of this Agreement, or (ii) conditions caused by the migration of Hazardous Materials discharged by parties other than Licensee or Licensee’s Representatives onto or under the Building or Licensed Area.

(d) Licensor’s Representation and Warranty. licensor hereby represents and warrants to Licensee that, to Licensor’s knowledge, Licensor has received no written notice from any Governmental Authority of any violation of Legal Requirements with respect to Hazardous Materials.

4.2 Licensee’s Compliance with Legal Requirements.

(a) Definitions.

“Legal Requirements” means all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes, executive orders, rules of common law, and any judicial interpretations thereof, extraordinary as well as ordinary, of all Governmental Authorities, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq. and the Resource Conservation and Recovery Act, 42 U.S.C. §9601 et seq., the Americans with Disabilities Act, 42 U.S.C. 912,101 et seq., and any law of like import, any statute, rule or regulation designating any substance as a hazardous material or substance, and all rules, regulations and government orders with respect thereto, and of any applicable fire rating bureau, or other body exercising similar functions, affecting Licensee’s use of the License Area, the Building or the maintenance, use or occupation thereof, or any street or sidewalk comprising a part of or in front thereof or any vault in or under the Building. “Governmental Authority” means any of the United States of America, the State of California, the City and County of San Francisco, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Building or any portion thereof or the vaults, curbs, sidewalks, streets and areas adjacent thereto.

(b) Compliance with Legal Requirements. Licensee, at its sole expense, shall comply with all Legal Requirements applicable to the License Area or the use and occupancy thereof by Licensee. Licensee shall not do or permit to be done any act or thing upon the License Area which will invalidate or be in conflict with Licensor’s insurance policies. If, as a result of Licensee’s acts or omissions, the insurance rates for the Building shall be increased, then Licensee shall reimburse Licensor for the amount of any such increase upon demand by Licensor.

(c) City and County of San Francisco. Licensee shall have the sole responsibility to secure any and all governmental approvals relating to Licensee’s use of the License Area. Licensee shall secure such approvals prior to execution of this Agreement and hold Licensor harmless from any costs and fees incurred in the process, and from any fines or penalties imposed by any Governmental Authority arising from Licensee’s non-conformance with Legal Requirements.

4.3 Access and Inspection. Licensor and Licensor’s lender and consultants, and each of their respective officers, agents, employees, members or managers, shall have the right, but not the obligation, to enter into the License Area at any time, in the case of an emergency, and otherwise at reasonable times to inspect the License Area. In addition, licensor or Licensor’s agents may have access to the License Area at reasonable times for the purpose of showing the same to prospective purchasers, lenders, or licensees, and making such alterations, repairs, improvements or additions to the License Area as Licensor may deem necessary, provided that Licensee’s access to the License Area shall not be unreasonably impeded thereby, and provided further that the operations of Licensee shall not be unreasonably disturbed and all such work shall be completed as promptly as reasonably practicable. Licensor shall use commercially reasonable efforts to minimize any disruption of Licensee’s operations and use of the License Area during any access of the License Area by Licensor permitted hereunder. All such activities shall be without abatement of License Fees or liability to Licensee.

5.	Alterations.

5.1 The term “Alterations” shall mean any modification of the License Area other than modifications described in Section 16 and on Exhibit A and the installation in the License Area of Licensee’s Equipment, together with customary cabling and trades fixtures to be installed in connection therewith, made by Licensee after the commencement of the Term, whether by addition or deletion. Licensor acknowledges that Licensor has approved the installation of Licensee’s Equipment and the modifications described in Section 16 and on Exhibit A, including customary cabling and trades fixtures to be installed in connection therewith, and that the initial installation of the foregoing shall not be subject to the requirements of this Section 5.

5.2 Licensor and Licensee acknowledge that the parties anticipate that Alterations will be made or constructed by Licensor upon the request of Licensee at Licensee’s sole cost and expense. In the event that Licensee desires to make or construct Alterations itself rather than requesting Licensor to do so, Licensee shall not make any Alterations to the License Area without Licensor’s prior written consent, which may be given or withheld in Licensor’s sole and absolute discretion; provided, however, that Licensor shall not unreasonably withhold its consent to the installation in the License Area by Licensee of customary cabling and trade fixtures. Any proposed Alterations itself that Licensee shall desire to make shall be presented to Licensor in written form with detailed plans. Any proposed Alterations being made or constructed by Licensee shall be bonded in the amount of one hundred fifty percent (150%) of the estimated costs, shall be undertaken at Licensee’s sole cost and expense and risk, shall be made in a safe and workmanlike manner, shall not cause or result in any mechanics or labor and materials liens for the work to be levied on the License Area and shall be subject to Licensor’s customary conditions of construction, as set forth in Licensor’s form of Consent to Alterations.

5.3 Indemnification. Licensee shall keep the License Area free from any liens and shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Licensee at or for use on or in the License Area. Licensee shall give Licensor not less than ten (10) days’ notice prior to the commencement of any work in, on or about the License Area, and Licensor shall have the right to post notices of non-responsibility in connection with such work. If Licensee shall contest the validity of any such lien claim or demand, then Licensee shall, at its sole expense defend and protect itself, Licensor and the License Area against the same, shall post adequate security in connection therewith and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof.

6.	Commitment Levels.

Licensor shall use commercially reasonable efforts to provide or cause an independent contractor to provide on behalf of Licensor, at Licensor’s expense, except as otherwise set forth herein, the following, in accordance with the commitment levels described in the Basic License Terms, as applicable.

6.1 Electricity. Licensee has elected to be charged for electricity service on an actual usage basis (as described in Section 6.l(a) below). Licensor, subject to the provisions of this Section 6.1, shall make available to Licensee, AC electric capacity at a level not less than the level described in the Basic License Terms (the “Basic Capacity”). Except as otherwise provided in Exhibit A, Licensee shall be solely responsible, at Licensee’s sole cost and expense, for the installation of all power circuits and rack grounding to the base Building grounding grid system required in order to deliver the initial Basic Capacity to the License Area and to distribute it therein. Licensee shall use Licensor’s designated electrical contractor to perform the tap-in to the Building’s electrical system located at the remote power panel. In the event that Licensee shall require electrical capacity in excess of the Basic Capacity, then upon request, and subject to the availability of additional electrical capacity in the Building, as determined by Licensor in its sole and absolute discretion, Licensor shall make additional electric power available to Licensee; provided, however, that Licensor shall be obligated to supply to Licensee the Basic Capacity as set forth in the Basic License Terms and Exhibit A, and, if requested by Licensee, the Additional Capacity, as set forth and defined in Section 16, all on the terms and conditions of this Agreement. Licensee shall pay to Licensor a one-time charge equal to Licensor’s designated electrical contractor’s expense to install such electrical facilities and equipment necessary to enable Licensee to obtain such additional electrical capacity. Licensor’s current rate for additional power as of the date of this Agreement is set forth in the Basic License Terms, subject to increase during the term due to increases in Licensor’s costs and the charges of the Electricity Provider (as defined below). Licensee shall pay Licensor, as additional License Fees, on a monthly basis, for its consumption of electrical energy at the License Area, as provided herein. “Licensor’s Electricity Cost” means the cost per kilowatt hour and cost per kilowatt demand as charged by the applicable public utility, adjusted by applicable rate adjustments of the applicable public utility, to Licensor for the purchase of electricity from the public utility or other electricity provider furnishing electricity service to the Building from time to time (the “Electricity Provider”), including sales and other taxes or other impositions imposed by any Governmental Authority on Licensor’s purchase of electricity. If at any time during the term the cost elements comprising Licensor’s Electricity Cost shall be increased by the Electricity Provider, or Licensor’s Electricity Cost shall be increased for any other reason, then effective as of the date of such increase, Licensee’s payment for submetered electricity under this Section 6.1 shall be proportionately increased. Licensor reserves the right to contract with different Electricity Providers from time to time in its sole discretion, and without reference to whether any Electricity Provider selected by Licensor provides lower rates than any other electricity supplier. Licensee covenants that Licensee’s use and consumption of electric current shall not at any time exceed the capacity of any of the electrical facilities and installations in or otherwise serving or being used in the License Area and Licensee shall, upon the submission by Licensor to Licensee of written notice, promptly cease the use of any of Licensee’s electrical equipment which Licensor believes will cause Licensee to exceed such capacity. If, within twenty-four (24) hours of receiving such a notice from Licensor, Licensee shall fail to reduce its use and consumption to a level that complies with the terms of this Section 6.1, Licensor shall have the right to disconnect power to the applicable circuit. Any additional feeders, risers, electrical facilities and other such installations required for electric service to the License Area (other than those feeders, risers, electrical facilities and other such installations relating to the Additional Capacity (as defined in Section 16) and the initial installation of the Equipment) will be supplied by Licensor, at Licensee’s expense, upon Licensor’s prior consent in each instance, provided that, in licensor’s judgment, such additional electrical facilities and installations, feeders or risers are necessary for Licensee’s use of the License Area and are permissible under Legal Requirements and insurance regulations, and provided further that the installation of such feeders or risers will not cause permanent damage or injury to the Building or the License Area or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs or interfere with, or disturb, other licensee or occupants of the Building. In addition, subject to Section 16 below, Licensor shall have no obligation to consent to such additional feeders, risers, electrical facilities and installations if in Licensor’s judgment, the same would give Licensee a disproportionate amount of the electrical current supplied to the Building in derogation of the needs of other licensees or occupants of the Building.

The calculations and determinations of the charges for electric energy consumed by Licensee shall be based on the readings of one or more submeters to be installed by Licensor, applied to Licensor’s Electricity Cost, as defined below. The cost for installation of such submeters shall be borne by Licensor. Licensee shall pay Licensor’s Electricity Cost for electricity consumed as determined thereunder as measured and calculated from time to time by such submeter or submeters. In addition, Licensee shall pay to Licensor, as additional License Fees the amount of any taxes or other impositions imposed by any Governmental Authority on Licensor’s receipts from the sale of electricity to Licensee (other than those based on Licensor’s income).

6.2 Environmental Controls. Licensor shall use commercially reasonable efforts to provide heating, ventilation and air conditioning (“HVAC”) to the License Area twenty-four (24) hours a day, seven (7) days a week, three hundred sixty-five (365) days a year, through use of the Building standard heating system.

6.3 Security. Licensor, or an independent contractor on behalf of Licensor, shall provide security services for the Building twenty-four (24) hours a day, seven (7) days a week. Such security services shall be consistent with those provided at buildings comparable to the Building, including, without limitation, monitoring alarm and surveillance systems, responding to emergencies, escorting visitors, safekeeping licensee cage keys, and monitoring and controlling access to the Building. Licensee shall provide to Licensor the names of Licensee’s Representatives who are authorized to access the Building and the License Area in accordance with the Policies and Procedures attached hereto as Exhibit B. Notwithstanding the foregoing, Licensee acknowledges and agrees that neither Licensor’s agreement to provide such security services nor Licensor’s actual provision of the same pursuant to this Agreement shall directly or indirectly create any liability (and Licensee hereby waives any claim based on any such liability) on the part of Licensor to Licensee, any persons occupying or visiting the License Area or the Building, or any other person or entity with respect to any loss by theft, injury or loss of life, or any other damage suffered or incurred in connection with any entry into the License Area or any other breach of security with respect to the License Area or the Building; provided, however, that the foregoing acknowledgment and agreement shall not apply to any such loss or damage that results from Licensor’s failure to use commercially reasonable efforts to comply with its obligations under this subparagraph or from Licensor’s willful misconduct.

6.4 Fire Detection and Suppression. Licensor shall maintain a very early smoke detection system and a double interlock pre-action and detection system in the Building. In addition, Licensor shall provide and maintain fire extinguishers in the Building, including clean agent extinguishers for use in “mission critical” portions of the Building, as determined by Licensor. Licensee shall review and approve the smoke detection and tire suppression systems prior to commencement of the Term.

6.5 Remote Hands. Licensor, or an independent contractor on behalf of Licensor, shall provide personnel capable of performing certain limited maintenance services in accordance with the Licensee’s written directions (“Remote Hands”) on equipment belonging to Licensee installed in the License Area. Remote Hands shall be available twenty-four (24) hours a day, seven (7) days a week. Licensee shall access and utilize Remote Hands in accordance with the Policies and Procedures. Notwithstanding anything to the contrary contained herein, in no event shall Licensor be responsible for the repair, configuration, tuning or installation of the Equipment or the License Area or any damage or loss caused by Remote Hands, except to the extent resulting from Licensor’s negligence or willful misconduct.

6.6 Changes in Configuration. Licensor, or an independent contractor on behalf of Licensor, shall implement Licensee requests for changes in electrical capacity (to the extent additional capacity is available and in accordance with Section 6.1 above), installation of cross connects and any other modifications to Licensee’s License Area that Licensor is required by this Agreement to provide to Licensee upon Licensee’s request, in accordance with the applicable commitment level set forth in the Basic License Terms.

6.7 Elevators. Licensor, or an independent contractor on behalf of Licensor, shall use commercially reasonable efforts to provide passenger elevator service to the License Area twenty-four (24) hours a day, seven (7) days a week, three hundred sixty-five (365) days a year. Such elevator service shall be subject to such rules and regulations as Licensor may promulgate from time to time with respect thereto.

6.8 Cleaning and Rubbish Removal. Licensor, or an independent contactor on behalf of Licensor, shall provide janitorial service consistent with a telecommunications building similar to the Building. Building trash containers are provided for office generated trash only and shall not be used by Licensee for disposal of construction- related materials, equipment or other bulky debris. Licensee shall, at Licensee’s sole cost, provide refuse and rubbish removal service at the License Area at times, and pursuant to regulations established by Licensor from time to time.

6.9 Water. Licensor shall furnish water in such quantities as Licensor deems sufficient for ordinary drinking, lavatory and cleaning purposes in the License Area.

7.	Condition of License Area.

Licensee understands that the License Area and related services are provided on an “AS-IS” basis, and Licensor makes no warranty that the space or such services are suitable for Licensee’s intended purpose. Licensee acknowledges that: (a) Licensee has made such investigations as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its use of the License Area, and, (b) neither Licensor, Licensor’s agents, nor any broker has made any oral or written representations or warranties with respect to said matters other than as set forth in this Agreement. Installation of any Equipment by Licensee shall be deemed conclusive evidence that Licensee accepts the same “as-is” and agrees that Licensor is under no obligation to perform any work or provide any materials to prepare the License Area or the Building for Licensee except as set forth on Exhibit A. WITHOUT LIMITING THE FOREGOING, LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EXCEPT THOSE EXPRESSLY STATED HEREIN.

8.	Fees, Billing and Payment.

Licensee agrees to pay all fees detailed in the Basic License Terms and any additional fees described in this Agreement (“License Fees”) when due. Upon execution of this Agreement, Licensee will pay all amounts designated in the Basic License Terms as being payable upon the execution of this Agreement. Thereafter, ongoing License Fees will be billed monthly starting on the date any Equipment is placed in the License Area. Payment will be due ten (10) business days from Licensee’s receipt of Licensor’s invoice, provided that such invoice shall be deemed to have been delivered when deposited by Licensor, postage prepaid, in the U.S. mail. Notwithstanding anything to the contrary contained in this Section 8 or the Basic License Terms, no License Fees shall be payable by Licensee if Licensee terminates this Agreement in accordance with the provisions of Section 13.4(b).

9.	Removal of Equipment.

Licensee agrees not to remove any Equipment from the License Area except Equipment owned by Licensee without the prior written consent of Licensor. Any such removal must be undertaken in full compliance with the Policies and Procedures. Before authorizing any removal, Licensor will verify that all License Fees and other amounts due and payable under this Agreement have been paid by Licensee. Upon the expiration or earlier termination of this Agreement, Licensee shall remove all Equipment from the License Area and from the Building in accordance with the Policies and Procedures. If Licensee fails to do so, Licensor may treat the Equipment as abandoned and charge Licensee for the removal and/or storage costs. Licensor has no duty to preserve or care for any Equipment abandoned or deemed abandoned hereunder, and Licensee hereby waives and releases any claims it may have in connection with any such removal or storage.

10.	Insurance; Indemnity.

10.1 Insurance. At all times during the Term of this Agreement, Licensee shall maintain and pay for (a) commercial general liability insurance in an amount not less than $2,000,000 per occurrence, (b) workers’ compensation insurance in an amount not less than that prescribed by applicable law, (c) employer’s liability insurance in an amount not less than $2,000,000 per occurrence, (d) commercial automobile liability insurance applicable to bodily injury and property damages, covering owned, non-owned, leased and other hired vehicles in an amount not less than $1,000,000 per accident, (e) insurance coverage on all of Licensee’s Equipment and property in the License Area with full replacement cost coverage and a deductible not to exceed $1 00,000 per occurrence, and (f) umbrella or excess liability insurance with a combined single limit of not less than $2,000,000 to apply over the above mentioned policies. Such commercial general liability insurance and umbrella or excess liability insurance shall name Licensor as an additional insured. In addition, all insurance required under this Section 10.1 shall (i) be non-cancelable except upon ten (10) days’ prior written notice to Licensor, (ii) be issued by an insurer with an AM Best’s Rating of B+ or better and (iii) be primary in nature. Licensee shall provide Licensor with certificates evidencing the required coverages prior to bringing any Equipment into the Building. If Licensee fails to maintain the required coverages, Licensor may, but shall not be obligated to, purchase such coverage for Licensee, at Licensee’s cost. Licensee shall insure that all of its subcontractors and agents maintain insurance in the amounts required in this Section 10.1.

10.2 Indemnity.

(a) Except for any matter resulting from Licensor’s negligence or willful misconduct, Licensee shall indemnify, protect, defend and hold harmless Licensor and its agents, partners and Lenders (as defined in Section 30 below), from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, reasonable attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, the use and/or occupancy of the License Area by Licensee. If any action or proceeding is brought against Licensor by reason of any of the foregoing matters, Licensee shall upon notice defend the same at Licensee’s expense by counsel reasonably satisfactory to Licensor and Licensor shall cooperate with Licensee in such defense. Licensor need not have first paid any such claim in order to be defended or indemnified. Subject to Licensor’s reasonable approval of counsel and the restrictions on settlement contained below, Licensee will have the sole right to conduct and control the defense of any claim or action covered by Licensee’s indemnification obligations under this Section 10.2 and all negotiations for the settlement or compromise thereof, provided that Licensor may, in its sole discretion, participate in the defense of any such claim or action at Licensor’s expense. Notwithstanding anything to the contrary contained in the foregoing sentence, if the named parties to any proceeding subject to the indemnity provisions hereof include both Licensor and Licensee and Licensor or Licensee shall have been advised by its counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, Licensor will have the right to engage its own counsel in connection with the defense of any such claim or action at Licensee’s expense. Licensee may not, without Licensor’s prior written consent, settle, compromise or consent to the entry of any judgment in any such commenced or threatened claim or action, unless such settlement, compromise or consent: (i) includes an unconditional release of Licensor from all liability arising out of such commenced or threatened claim or action; and (ii) is solely monetary in nature and does not include a statement as to, or an admission of fault, culpability or failure to act by or on behalf of, Licensor or otherwise adversely affect Licensor. If Licensee fails to appoint an attorney within ten (10) business days after Licensor has notified Licensee of any claim or action, Licensor will have the right to select and appoint an attorney to handle such claim or action and the reasonable cost and expense thereof will be paid by Licensee until such time that Licensee has appointed an attorney and such attorney has assumed the defense of such claim on behalf of Licensor.

(b) Licensor shall have no liability or responsibility for the content of any communications transmitted via third party services, and Licensee shall defend, indemnify and hold Licensor harmless from any and all claims (including claims by any Governmental Authority seeking to impose penal sanctions) related to such content or for claims by third parties relating to Licensee’s use of the License Area. Licensor does not operate or control the information, services, opinions or other content of third party services that may utilize equipment in the Building or provide services therein. Licensee agrees that it shall make no claim whatsoever against Licensor relating to the content of any such services or respecting any information, product, service or software ordered through or provided by virtue of such third party services.

10.3 Exemption of Licensor from Liability. Licensor shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Licensee, Licensee’s employees, contractors, invitees, customers, or any other person in or about the License Area, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, tire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether such injury or damage results from conditions arising upon the License Area, or from other sources or places, other than damages proximately caused by reason of Licensor’s willful acts or omissions or gross negligence and not covered by insurance required to be carried by Licensee under this Agreement. Licensor shall not be liable for any damages arising from any act or neglect of any other licensee of Licensor. Notwithstanding any other provision of this Agreement, Licensor shall not be liable to Licensee for any indirect, special, consequential, exemplary or punitive damages (including but not limited to damages for lost profits, lost revenues or the cost of purchasing replacement services) arising out the performance or failure to perform Licensor’s obligations under this Agreement.

11.	Casualty and Condemnation.

In the event of material damage to, destruction of or condemnation of the Building or the License Area, Licensor shall have the right, in Licensor’s sole discretion, to terminate this Agreement upon notice to Licensee, and upon delivery of such notice neither Licensor nor Licensee shall have any further obligations to the other party under this Agreement, except those obligations that expressly survive the termination of this Agreement.

12.	Events of Default.

Each of the following shall be an “Event of Default” under this Agreement: (a) Licensee’s breach of any provision of this Agreement or any agreement referred to herein, including without limitation, violation of the Policies and Procedures, if not cured within fifteen (15) business days after receipt of written notice of such breach, provided that if such breach is not a monetary default and cannot reasonably be cured within such fifteen (15) business day period, so long as Licensee has commenced curing such breach and continues to diligently prosecute such cure to completion, such fifteen (15) business day cure period may be extended by Licensor in its sole and absolute discretion, (b) the failure of Licensee to make any payment of License Fees or any other monetary payment required to be made by Licensee hereunder, whether to Licensor or to a third party, when due, to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Agreement which endangers or threatens life or property, where such failure continues for a period of three (3) business days after receipt of written notice of such breach; (c) the failure by Licensee to provide (i) reasonable written evidence of compliance with Legal Requirements or any other documentation or information which Licensor may reasonably require of Licensee under the terms of this Agreement, where any such failure continues for a period of ten (10) business days following written notice to Licensee; (d) the failure of Licensee to comply with any of the provisions of Section 4 of this Agreement, where any such failure continues for a period of ten (10) business days following written notice to Licensee: (e) Licensee’s abandonment of the Equipment in License Area or the Building; or (f) Licensee’s commencement of any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent or Licensee’s admitting in writing its inability to pay its debts as they become due. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

13.	Remedies/Termination.

13.1 Upon occurrence of an Event or Default, Licensor shall have available to it all remedies at law or in equity and, in addition to any other remedy available to Licensor at law or in equity, Licensor may elect to terminate this Agreement by written notice to Licensee, and this Agreement shall terminate as of the effective date of the notice. If Licensee files a petition under the Bankruptcy Code or under any other similar federal or state law, Licensee unconditionally and irrevocably agrees that Licensor shall be entitled, and Licensee unconditionally consents, to relief from the automatic stay so as to allow Licensor to exercise its rights and remedies under this Agreement with respect to the Building or the License Area. In such event, Licensee hereby agrees it shall not, in any manner, oppose or otherwise delay any motion filed by Licensor for relief from the automatic stay. Licensor’s enforcement of the rights granted herein for relief from the automatic stay is subject to the approval of the bankruptcy court in which the case is then pending.

13.2 Reserved.

13.3 Interest. Any monetary payment due Licensor hereunder not received by Licensor when due shall bear interest at the lower of (i) twelve percent (12%) per annum or (ii) the highest interest rate allowable by law from the date due until paid in full.

13.4 Termination by Licensee.

(a) In the event Licensor fails to provide Basic Capacity as provided under this Agreement, including the Additional Capacity, Licensee shall have the right, as its sole remedy, to terminate this Agreement within sixty (60) days of any such failure by providing written notice thereof to Licensor.

(b) In addition to the termination right of Licensee set forth in Section 13.4 above, Licensee shall have the right, as its sole remedy, to terminate this Agreement (i) if Licensor has not completed the work in the License Area required to be completed by Licensor pursuant to Section 9(d) of the Basic License Terms within fourteen (14) business days after the later of (A) the execution of this Agreement by each of the parties hereto, and B) Licensor’s receipt of plans and specifications reasonably acceptable to Licensor, provided that Licensee shall provide written notice to Licensor of any such termination within ten (10) business days following the expiration of such fourteen (14) business day period, and failing such timely notification, Licensee shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 13.4(b)(I); (ii) if incidents of failure to satisfy the Commitment Levels have exceeded the maximum frequency permitted under Sections 9(b), (c) and (e) of the Basic License Terms, in each case, upon notice to Licensor within thirty (30) days of the event giving rise to Licensee’s termination right.

(c) Following receipt by Licensor of any termination notice from Licensee delivered pursuant to the terms and conditions of this Section 13.4, Licensor shall refund the unapplied portion of the security deposit together with any prepaid but unapplied License Fees and any prepaid but unapplied installation fees (not to exceed a total of $27,000 in the aggregate) paid to Licensor by Licensee and Licensee shall vacate the License Area and restore the License Area in accordance with the Policies and Procedures and the terms and conditions of Section 9 within thirty (30) days of the date of such termination notice, whereupon the parties shall have no further obligations to each other under this Agreement except those obligations that expressly survive its termination. If Licensee elects to terminate this Agreement pursuant to this Section 13.4, Licensee shall not be entitled to any abatement of License Fees or any other remedy hereunder.

13.5 Breach by Licensor. Licensor shall not be deemed in breach of this Agreement unless Licensor fails within a reasonable time to perform an obligation required to be performed by Licensor. For purposes of this Section 13.4, a reasonable time shall in no event be less than thirty (30) days after receipt by Licensor, and any lender whose name and address shall have been furnished Licensee in writing for such purpose, of written notice specifying the obligation of Licensor that has not been performed: provided, however, that if the nature of Licensor’s obligation is such that more than thirty (30) days are reasonably required for its performance, then Licensor shall not be in breach if performance is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

14.	Assignment and Sublicensing.

14.1 Licensee’s Assignment or Sublicensing. Licensee shall not assign, mortgage, pledge or otherwise transfer this Agreement, in whole or in part, nor sublicense or permit use by any party other than Licensee of all or any part of the License Area, without obtaining in each instance the prior written consent of Licensor, which consent Licensor shall not unreasonably withheld, subject to the terms and provisions of Licensor’s form of Consent to Assignment/Sublicensing. Notwithstanding the foregoing, Licensee shall not be required to obtain prior written consent from Licensor with respect to an assignment or transfer of this Agreement in connection with any merger, consolidation or sale of all or substantially all of its assets, provided that Licensee’s successor-in-interest has a net worth equal to or greater than the net worth of Licensee as of the date hereof. Any purported assignment or sublicensing contrary to the provisions hereof without Licensor’s written consent shall be void. The written consent by Licensor to any assignment or sublicensing shall not constitute a waiver of such consent to any subsequent assignment or sublicensing.

14.2 Licensor’s Assignment. If Licensor conveys its interest in the License Area or the Building, Licensor shall provide Licensee with notice of such conveyance and Licensor shall be automatically relieved from all liability as respects the further performance of its covenants or obligations hereunder after the effective date of such conveyance and from any and all further obligations, liabilities, and claims arising from or connected with this Agreement.

15.	Notice.

15.1 Notice Requirements. All notices required or permitted by this Agreement shall be in writing and may be delivered in person (by hand or by courier) or may be sent by certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Section 15. The addresses noted in the Basic License Terms shall be that party’s address for delivery or, mailing of notices. Either party may by written notice to the other specify a different address for notice. A copy of all notices to Licensor shall be concurrently transmitted to such party or parties at such addresses as Licensor may from time to time hereafter designate in writing.

15.2 Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card. Notices delivered by U.S. Postal Service Express Mail or overnight courier that guarantee next day delivery shall be deemed given upon delivery. Notices transmitted by facsimile transmission or similar means shall be deemed delivered upon telephone confirmation of receipt, provided a copy is also delivered via overnight courier or mail. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

16.	Additional Capacity; Right of First Refusal.

Licensee shall have the right to install additional power circuits, rack grounding to the base Building grounding grid system, feeders, risers, electrical facilities and other such installations similar to the installations contained in the License Area as required for up to ten (10) additional racks/cabinets (“Additional Capacity”) in an area adjacent to the License Area, subject to Licensee’s execution of a License Agreement similar in form to this Agreement containing license fees calculated at rates equivalent to those used to calculate the License Fees contained in this Agreement. In addition, Licensor shall notify Licensee in writing in the event any third party has offered to license any area adjacent to the License Area (“Adjacent Area”) at least seven (7) days prior to entering into any license agreement with respect to such Adjacent Area by delivering to Licensee a notice describing the material economic terms of the proposed License of the Adjacent Area (the “Notice”). Licensee may, upon written notice to Licensor within five (5) days after receipt of the Notice, elect to license the Adjacent Area for the remainder of the Term, including any Option Term, on substantially the same terms and conditions as contained in this Agreement (“Right of First Refusal”). If Licensee fails to timely exercise its Right of First Refusal, Licensee shall be deemed to have waived such Right of First Refusal and Licensor shall have no further obligation to Licensee with respect to the licensing of the Adjacent Area described in the Notice; provided, however, that if Licensor does not enter into a license agreement with respect to the Adjacent Area containing license fees of no less than ninety-five percent (95%) of the license fees described in the Notice within ninety (90) days of the date of the Notice, such Adjacent Area shall once again be subject to the Right of First Refusal provided herein. In the event that Licensee enters into a license agreement for an Adjacent Area, Licensor shall provide Licensee with electrical capacity comparable to the average circuits per rack or cabinet provided in this Agreement at rates to be agreed upon by Licensor and Licensee.

17.	Option to Renew.

Licensor hereby grants Licensee two (2) consecutive options to extend the Term, each for a period of one (1) year (each, an “Option Term”) on the same terms and conditions as this Agreement (other than the Term), which applicable renewal option shall be deemed to have been exercised automatically unless Licensee shall have delivered to Licensor written notice of Licensee’s election not to exercise such renewal option (the “Opt-out Notice”) at least ninety (90) days prior to the expiration of the Term, or first Option Term, as applicable. Notwithstanding the foregoing, if, as of the date of delivery of the Opt-out Notice, or as of the end of the then current Term, Licensor has provided written notice to Licensee that Licensee remains in default under this Agreement beyond the expiration of any applicable notice and cure period, the applicable renewal option shall not be deemed to have been exercised automatically, the then current term shall expire on the scheduled expiration date, and Licensee shall have no further rights under this Section 17.

18.	Force Majeure.

Except for monetary obligations, neither party shall be responsible for failure to act in accordance with the terms of this Agreement if such failure is due to causes beyond the party’s reasonable control, financial inability excluded, such as earthquake, flood, acts of God, war, or terrorist attacks, whether physical or electronic, or failure of the internet; provided that the party who is unable to act promptly provides written notice detailing the problem and further provided that such party use commercially reasonable efforts to overcome such delay.

19.	Governing Law.

This Agreement shall be governed by and construed under the laws of the State of California.

20.	Successors.

This Agreement shall inure to the benefit of and be binding on the parties, and their heirs, successors, assigns and legal representatives, but nothing contained in this Section 19 shall be construed to permit an assignment or other transfer except as provided in Section 14.

21.	Severability.

The invalidity of any provision of this Agreement, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

22.	Days.

Unless otherwise specifically indicated to the contrary, the word “days” as used in this Agreement shall mean and refer to calendar days.

23.	Limitations on Liability.

The obligations of Licensor under this Agreement shall not constitute personal obligations of Licensor, the individual partners, managers or members of Licensor or its or their individual partners, directors, officers, employees, members, investors or shareholders, and Licensee shall look to the License Area and the Building, and to no other assets of Licensor, for the satisfaction of any liability of Licensor with respect to this Agreement, and shall not seek recourse against Licensor or the individual partners or members of Licensor, or its or their individual partners, directors, officers, members, investors or shareholders, or any of their personal assets for such satisfaction.

24.	Time of Essence.

Time is of the essence with respect to the performance of all obligations to be performed or observed by the parties under this Agreement.

25.	Waivers.

No waiver by Licensor of any Event of Default hereunder by Licensee shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Event of Default by Licensee of the same or of any other term, covenant or condition hereof. A party’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of such party’s consent to, or approval of, any subsequent or similar act by the other party, or be construed as the basis of an estoppel to enforce the provision or provisions of this Agreement requiring such consent. The acceptance of License Fees by Licensor shall not be a waiver of any Event of Default by Licensee. Any payment by Licensee may be accepted by Licensor on account of moneys or damages due Licensor, notwithstanding any qualifying statements or conditions made by Licensee in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Licensor at or before the time of deposit of such payment.

26.	Covenants and Conditions; Construction of Agreement.

All provisions of this Agreement to be observed or performed by Licensee are both covenants and conditions. In construing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement. Whenever required by the context, the singular shall include the plural and vice versa. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it.

27.	Consents.

Whenever the consent, approval, judgment or determination of Licensor is required or permitted under this Agreement, Licensor may exercise such judgment in Licensor’s sole and absolute discretion in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the provision providing for such consent, approval, judgment or determination specifies that Licensor’s consent or approval is not to be unreasonably withheld, or that such judgment or determination is to be reasonable, or otherwise specifies the standards under which Licensor may withhold its consent. The review and/or approval by Licensor of any item to be reviewed or approved by Licensor under the terms of this Agreement or any Exhibits hereto shall not impose upon Licensor any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Licensor’s interest in the Building, and no third parties, including Licensee or Representatives and visitors or Licensee or any person or entity claiming by, through or under Licensee, shall have any rights hereunder.

28.	Reservations.

Licensor reserves to itself the right, from time to time, to grant, without the consent or joinder of Licensee, such easements, rights and dedications that Licensor deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the License Area by Licensee. Licensee agrees to sign any documents reasonably requested by Licensor to effectuate any such easement rights, dedication, map or restrictions.

29.	Authority.

If either party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Agreement on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Agreement on its behalf.

30.	Survival.

Sections 4.l(a) (Use), 9 (Removal of Equipment), 10.3 (Indemnity), 10.4 (Exemption of Licensor from Liability) and 33 (Attorney’s Fees) shall survive the expiration or earlier termination of the Agreement.

31.	Amendment.

The Agreement may be changed only by a written agreement signed by both parties. As long as they do not adversely change Licensee’s obligations hereunder, Licensee agrees to make such reasonable non-monetary modifications to this Agreement as may be reasonably required by a lender in connection with the obtaining of normal financing or refinancing of the Building (“Lender”).

32.	Subordination; Estoppel Certificates.

This Agreement shall be subject and subordinate to any ground lease, mortgage, deed of trust or other hypothecation or security device now or hereafter placed upon the License Area or the Building (collectively, “Security Device”), to any and all advances made on the security thereof and to all renewals, modifications, and extensions thereof. Lessee agrees that the holders of any such Security Devices shall have no liability or obligation to perform any of the obligations of Licensor under this License. Any Lender may elect to have this Agreement superior to the lien of its Security Device by giving written notice thereof to Licensee, notwithstanding the relative dates of documentation or recordation thereof. Any Lender who succeeds to the interests of Licensor hereunder shall have the option to either terminate this Agreement upon notice to Licensee or to maintain this Agreement in full force and effect, in the sole discretion of such Lender. The agreements in this Section 32 shall be effective without the execution of any further documents; provided, however, that upon written request from Licensor or Lender in connection with a sale, financing or refinancing of the Building, Licensee and Licensor shall execute such further writings as may be reasonably required to separately document any subordination provided for herein. In addition, Licensee shall, within ten (10) days after the written notice from Licensor, execute, acknowledge and deliver to Licensor an estoppel certificate in the form reasonably requested by Licensor or any Lender, together with any additional information, confirmation and/or statements reasonably requested by Licensor.

33.	Attorneys’ Fees.

If either party commences an action or arbitration against the other party arising out of or concerning this Agreement, the prevailing party in such litigation or arbitration shall be entitled to reasonable attorneys’ fees and costs in addition to such relief as may be awarded.

34.	No Real Property Interest Conveyed; No Joint Venture.

Licensee’s interest is as a licensee; with such license revocable upon an Event of Default. Nothing in this Agreement grants Licensee an easement, leasehold, or other property or ownership right in the License Area or the Building or creates a partnership or joint venture between Licensor and Licensee. Licensee acknowledges and agrees that this agreement does not comprise a leasehold or any other interest in real estate involving the Building, the License Area or otherwise. Except as expressly provided herein, nothing in this Agreement shall be construed to limit Licensor’s right to maintain and operate the Building and the License Area in its sole discretion.

35.	Entire Agreement.

This Agreement, consisting of the Basic License Terms and the Exhibits attached hereto, contains the entire agreement between the parties regarding the subject matter hereof, and there are no verbal or other agreements which modify or affect this Agreement. The Agreement supersedes all prior discussions and agreements made by or on behalf of Licensor and Licensee regarding the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as this 11 day of November, 2003.

LICENSEE:		LICENSOR:

Brightmail Incorporated a California Corp.		HARRISON 160, LLC,
a California limited liability company

By:	/s/ Michael Irwin	By:	/s/ Illegible

	Print Name: Michael Irwin Title: CFO		Authorized Signatory

Exhibit A

365 Scope of Work

365 will provide the following in accordance with the exhibit drawing for Cage #6 (Brightmail) dated 11-4-03:

•	Supply and install (5) Bud Industry 4-Post / 19” open cabinets designated as “4” on the exhibit drawing (cabinets C7.06.0 1, C7.06.02, C7.06.03, C7.06.04, C7.06 .05)

•	Supply and install (4) Chatsworth 2-Post open / 19” racks designated as “T” on the exhibit drawing (racks C7.06.06, C7.06.07, C7.06.08, C7.06.09)

•	Supply and install (4) - 4” wire minders between the “T’ racks

•	Supply and install rack mounted and ceiling mounted 18” ladder rack for cabling provided by others.

•	Supply and install power as designated on the exhibit drawing.

•	Ground cabinets to under floor grid system.

•	Supply and install secure cage as designated on the exhibit drawing.

•	Rackable racks (designated as “R” on the exhibit drawing) will be provided by Licensee (C7.06.10, C7.06.11, C7.06.12, C7.06.13, C7.06.14, C7.06.15, and C7.06.16). Power is included to these racks.

•	“Future” rack positions will not be installed at C7.06.17, C7.06.18, C7.06.19, C7.06.20, C7.06.21, C7.06.22, C7.06.23, and C7.06.24. This area will be left open.

•	Cross-Connect cable to be installed from 365 patch panel to Cage #6

•	All other cage cabling and patch panels to be provider under separate contract with Licensee vendor.

B-1

[GRAPHIC]

A-2

Exhibit B

Policies and Procedures

1.	The License Area is to be used by Licensee solely for lawful purposes in accordance with these Policies and Procedures and the other terms and conditions of the License Agreement.

2.	Licensee Access - Licensee shall designate in writing, its primary contact (“Primary Contact”) and three representatives having authorization to add/remove Licensee representatives from the “Licensee Access List.” Only those individuals identified in writing by Licensee on the Licensee Access List may access the License Area and the Building It is the responsibility of Licensee to inform security personnel of Licensor of any change of status for authorized personnel.

3.	Licensee acknowledges that the security and access provisions employed by Licensor or an independent contractor on behalf of Licensor shall not be construed as Licensor’s acceptance of responsibility or liability or the security of persons or property within the Building or the License Area. Licensor does not guaranty the security of Licensee’s property or Equipment. Licensor may require access to the License Area in order to install or maintain infrastructure systems to support the Building and the Building systems, provided that Licensee’s access to the License Area shall not be unreasonably impeded thereby, and provided further that the operations of Licensee shall not be unreasonably disturbed and all such work shall be completed as promptly as reasonably practicable. Licensor shall use commercially reasonable efforts to minimize any disruption of Licensee’s operations and use of the License Area during any access of the License Area by Licensor permitted hereunder.

4.	The Primary Contact, utilizing the Security Authorization Form, must identify visitors in advance of their visit to the Building. A temporary cardkey (good for one visit) will be issued when the authorized visitor presents their authorized company ID and surrenders their valid driver’s license or valid photo ID in exchange for the temporary ID. Such form of identification will be held at security until each visitor completes his or her activities in the Building. A Licensee Representative must accompany any visitor to the License Area or the Building.

5.	Upon entering and leaving the Building, each Licensee Representative and authorized visitor must sign in or out in the Building logbook. Upon signing out and returning the security access card, a visitor’s photo identification will be returned.

6.	Licensee shall cooperate in keeping the Building locked and in restricting access to unauthorized personnel. On entering or leaving the Building, each Licensee Representative and authorized visitor must make sure the door is shut and not left ajar. At no time shall entrance be granted by Licensee or any Licensee Representative to anyone except employees or contractors for whom security access has been authorized by use of the Security Authorization Form.

7.	Licensee, Licensee’s Representatives, authorized visitors and guests shall not obstruct corridors, halls, stairways, sidewalks, building entrance ramps, or site driveways at any time. Corridors, halls, stairways, sidewalks, building entrance ramps and site driveways shall be used for egress and ingress only. There shall be no congregating in hallways.

8.	Parking - Only Licensee and Licensee’s Representatives may access the Building parking area. Parking is permitted on a first come first serve basis. Licensee vendors and/or contractors may not have access to the parking garage unless otherwise approved by Licensor. Licensee and its employees shall not allow any unauthorized persons to have access to the parking garage without written approval by Licensor. Licensee and Licensee’s Representatives shall park in the designated parking spaces. Any vehicles parked outside the designated areas will be subject to removal from parking garage at owner’s expense.

9.	All activities in the License Area and the Building must be in compliance with all laws, including all applicable local, state, and federal laws, rules, codes and regulations. Prior to commencement of any work in the License Area, Licensee must obtain any necessary federal, state, and municipal permit, licenses and approvals. Licensor must also approve all work to be undertaken by Licensee in advance.

10.

Licensee is responsible for installation of its own Equipment. All of the Equipment must fit inside the License Area. All Equipment must be UL approved. All cabling used by Licensee must meet national electrical and fire standards. All cables must be clearly labeled. Licensee shall not place or leave any Equipment or other items outside the License Area without the express written consent of Licensor.

11.	Licensee shall maintain the License Area in a neat and orderly manner and shall promptly remove all trash, packing materials, boxes, etc. that Licensee has brought or had delivered to the Building.

12.	Upon the expiration or earlier termination of Licensee’s License Agreement, Licensee shall remove all Equipment from the License Area and shall repair, or reimburse Licensor for the reasonable costs to repair any damage caused by Licensee during the course of any such removal, except for ordinary wear and tear.

13.	Licensee will not permit any third party to locate any equipment in the License Area without the prior written consent of Licensor, which consent shall not be Unreasonably withheld. Any such permitted use shall be subject to these Policies and Procedures and the other terms and conditions.

14.	The following items are banned from the Building, and Licensee agrees not to bring these items into the Building or the License Area: alcohol, cameras (unless used exclusively for taking photographs of the License Area and Licensee’s Equipment), controlled substances, explosives, flammable liquids, gases or chemicals, tape recorders, chemical agents, weapons of any kind, wet cell batteries and all similar equipment and materials; provided, however, that Licensee may engage in the safe and lawful use and storage of quantities of office supplies including copier toner, cleaning supplies and other such substances customarily used in offices or colocation spaces. There is no smoking permitted in the Building. There is also no smoking permitted in front of the Building front entrance. There will be a designated smoking area adjacent to the loading dock. No food or drink will be allowed in the License Area. No animals are permitted in the Building.

15.	Licensee shall maintain and operate the Equipment in a safe manner, so as to avoid interference, physical or electronic, with other occupants of the Building and their equipment. Licensee shall not disrupt, adversely affect or interfere, physically or electronically, with other licensees of space in the Building or with any other licensee’s use and enjoyment of such licensee’s license area within the Building or the common areas of the Building.

16.	Any interference, physical or electronic, caused to the equipment of other licensees of the Building by the installation, operation, maintenance replacement or repair of Licensee’s Equipment shall result in the immediate disconnection and removal of such Equipment by Licensor, at Licensee’s sole risk, cost and expense if such interference is not cured within twenty-four (24) hours of receipt of notice of noncompliance (“Interference Cure Period”). Licensor reserves the right to take other reasonable actions to prevent such interference after the expiration of the Interference Cure Period.

17.	Relocation of License Area. Licensor may, in Licensor’s reasonable discretion and at Licensor’s expense, change the location or the configuration of the License Area or other space within the Building provided that such change does not materially adversely affect the operations of Licensee in the Licensed Area. Licensor and Licensee shall cooperate in good faith to minimize any disruption in Licensee’s operations that might be caused by such changes in location or configuration of the License Area.

18.	Work Orders - Licensee will be required to complete a “Request for Work Order” form to Licensor in connection with any proposed changes to Licensee’s use or configuration of the License Area. Upon submission of the work order, Licensor will evaluate the request and return a written estimate and schedule for the work. All work orders requiring changes to the existing License Agreement will result in an Amendment to License Agreement to be approved by Licensee prior to any work being performed in the License Area, which approval shall not be unreasonably withheld.

19.	Remote Hands (Data Center Technicians) - Licensor, or an independent contractor on behalf of Licensor, shall provide Data Center Technicians capable of performing certain limited maintenance services with respect to the Equipment in accordance with the Licensee’s written directions. Licensee shall access Remote Hands by contacting the Licensor’s Help Desk. All written instructions shall be submitted along with the ticket.

20.	Help Desk Call In - Licensor shall provide a Help Desk phone number for Licensee to call in to report troubles. The Help Desk will create a ticket that will be sent via e-mail to Licensee and to the Data Center Technician on site. The Help Desk will monitor the ticket and notify Licensee when the ticket item is closed or escalate to the appropriate level based on escalation procedures.

21.	Escalation protocol - The Help Desk is the communications facilitator whose function is to assist in communicating events that occur in the Data Center environment to all the people who need to be informed during an event. The people who are paged are notified according to the “criticality” levels that the Help Desk members report. To perform this function effectively, the Help Desk uses the “escalation protocol” flow chart. This flow chart guides the Help Desk through the process of reporting and managing an event from the moment it is discovered by, or reported to, the Help Desk. The flow chart describes how to instruct the Help Desk to page out according to “Class”, how to escalate and de-escalate the event, and how to close the event. Since this procedure is general in nature and cannot anticipate all possible contingencies, the Data Center Technicians staffing the Help Desk may, at times, need to use their own judgment regarding the definitions for a specific event classification. For any unscheduled event that is escalated using the Help Desk, a Post Incident Report (PIR) will be written to document the event.

22.	Shipping and receiving - It is the Licensee’s responsibility to notify Licensor of the impending receipt pf any shipments through the Help Desk. Licensor, or an independent contractor on behalf of Licensor, will take receipt of Licensee supplied equipment for a limited period of time and store it in a secure environment. It is the Licensee’s responsibility to notify the shipping location of the impending receipt via e-mail. Licensor, or an independent contractor on behalf of Licensor will only release a shipment upon obtaining an authorized signature and verifying identification. Security personnel use commercially reasonably efforts to monitor incoming and outgoing packages to ensure that goods entering and leaving the premises are accompanied by duly completed documentation. Once Licensor has released a shipment to Licensee, Licensor is no longer responsible for tracking the shipment and it becomes Licensee’s responsibility.

23.	No work will be done below the raised floor area without the prior written approval of Licensor.

24.	No exposed cables shall be installed under raised flooring.

25.	Licensee shall not inscribe, paint or affix advertisements, identifying signs or other notices on any part of the corridors, doors, public areas, common areas or the grounds of the License Area or any subdivision related thereof.

26.	Licensee shall be allowed full use of provided common areas of the Building (bathrooms, coffee station, hallways, etc.). Licensee and Licensee’s Representatives shall not conduct activities in common areas that interfere with the activities of other licensees of the Building or Licensor. Licensee should make a concerted effort to keep all such areas clean and neat at all times. Licensee and Licensee’s Representatives shall only use the common areas of the Building for their designated purposes.

27.	Failure by Licensee or Licensee’s Representatives to materially comply with the Policies and Procedures in effect from time to time may result in (a) removal of Licensee or any Licensee Representative from the Building, (b) restriction of Licensee’s access to the Building, (c) impositions of additional charges, and/or (c) termination of the License Agreement.

28.	Licensor reserves the right, in Licensor’s sole discretion, to amend these Policies and Procedures at any time subject to the provisions of Section 3 of the License Agreement. Licensee acknowledges that the Policies and Procedures are subject to such change from time to time.

ADDENDUM # 1

This Addendum #1 is made as of January 13, 2004 by and between HARRISON 160, LLC (Licensor) and BRIGHTMAIL INCORPORATED (Licensee), and modifies the License Agreement between Licensor and Licensee dated November 13, 2003.

Not withstanding anything to the contrary contained in the License Agreement Licensor and Licensee agree to the following modifications;

1.	The Licensor will provide the additional below listed cross-connects;

Description	Units	Non-recurring charge/unit	Recurring charge/unit	Non-recurring charges	Recurring charges
POTS	4	$—	$50.00	$—	$200.00
OC –x (Fiber)	4	$—	$200.00	$—	$800.00
Bundled Discount	1	$—	$(400.00)	$—	$(400.00)
Subtotal:				$—	$600.00

2.	Billing commencement for the above additional rent will commence on February 1, 2004 in the total amount of $600.00 monthly recurring charges for the term and any extensions thereof as set forth on the License Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as this 14th day of January     , 2004.

LICENSEE:		LICENSOR:

Brightmail Incorporated		HARRISON 160, LLC,
a __________________________________		A California limited liability company

By:	/s/ Eric Stromberg	By:	/s/ Illegible

	Print Name: Eric Stromberg		Authorized Signatory
Title: Dir. IT

ADDENDUM # 2

This Addendum #2 is made as of January 13, 2004 by and between HARRISON 160, LLC (Licensor) and BRIGHTMAIL INCORPORATED (Licensee), and modifies the License Agreement between Licensor and Licensee dated November 13, 2003.

Not withstanding anything to the contrary contained in the License Agreement Licensor and Licensee agree to the following modifications;

1.	The Licensor will provide the additional below listed Internet Protocol (IP) Bandwidth. Bursting cap based on 250 Mbps;

Description	Units	Non-recurring charge/unit	Recurring charge/unit	Non-recurring charges	Recurring charges
IP Bandwidth	10	$—	$100.00	$650.00	$1,000.00
Bursting 95%		$—	$100.00	$—	Bill on Actual
Total Monthly Charge:				$650.00	$1,000.00

2.	Billing commencement for the above additional rent will commence on February 1, 2004 in the total amount of $1,000.00 monthly recurring charges for the term and any extensions thereof as set forth on the License Agreement. A set-up charge of $650 will be billed with the first months service invoice.

3.	Licensee may terminate this Addendum #2 at anytime without cause provided that it gives Licensor at least 60 days prior written notice of its intent to terminate this Addendum #2.

4.	Licensee will not originate the transmission of or store material in violation of any Federal or state laws or regulations and will use Licensor’s services in a responsible manner.

5.	Bandwidth usage will be calculated by Licensor using the 95th percentile of samplings taken at 5 minute intervals on a monthly basis. Samples are taken by Licensor via SNMP from the Licensor switch or router port Licensee is directly connected to and are the greater of input or output bits per second. 95th percentile is determined by sorting the sample data from smallest to largest and discarding the top 5 percent, with the remaining largest sample designated as the 95th percentile. Licensee will have access to daily, weekly, monthly and yearly bandwidth graphs.

6.	Service Level: network will be available 99.9% of the time or better.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as this 29th day of January     , 2004.

LICENSEE:		LICENSOR:

Brightmail Incorporated, a California Corporation		HARRISON 160, LLC, A California limited liability company

By:	/s/ Michael Irwin	By:	/s/ Illegible

	Print Name: Michael Irwin		Authorized Signatory
Title: CFO